Exhibit 10.25.11

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.   [***]  INDICATES THAT INFORMATION HAS BEEN REDACTED.

ELEVENTH AMENDMENT TO LEASE

This Eleventh Amendment to. Lease (“Amendment”) is exeeuted.as of NOVEMBER 12, 2018, between 8.00 .NTCC* LLC, a Delaware limited liability company (“Landlord”) and QUICKEN LOANS .INC., a,Michigan corporation (“Tenant”),

RECITALS:

A.            Landlord’s predecessor in interest, and Tenant entered into a Lease, dated July 6, 2004 (as amended, the. “Lease”) for those certain premises designated as Suites 110 and 120 (“Premises”), consisting of 1.5,313 rentable square feet of space, in the building located at 8.0.0 Tower Drive, Troy, Michigan (“Building”),

B,            Tenant has requested the right to install and. maintain a rooftop antenna at the Building, and Landlord has agreed to grant such right to Tenant.

C,            Landlord and Tenant desire to confirm their understandings with regard to the rooftop antenna, in accordance with the terms and conditions of this Amendment.

AGREEMENTS:

For valuable consideration, whose receipt and sufficiency are acknowledged. Landlord and Tenant agree as follows:.’

1.                                      Antenna; Communications Equipment; Roof Space. Provided (i) Tenant complies with all applicable. Laws, and (ii) Tenant obtains all necessary approvals, permits and consents from the applicable governmental authorities, Tenant shall have the right to occupy and use. a mutually acceptable portion of the roof of the Building in a location to be reasonably determined by Landlord (“Roof Space”) to install a telecommunications antenna and related conduit connecting the antenna to the Premises (collectively the “Roof Improvements”). The Landlord approves the installation of the Roof Improvements. in accordance with plans and Specifications of the antenna (attached hereto as Exhibit A). Landlord and Tenant hereby agree that Landlord’s approval of the plans does not act as a representation or warranty by Landlord that the plans are accurate or correct, or adequate for any use of the antenna or Roof Improvements, or that same is in compliance with all required governmental or municipal approvals, but shall merely by the consent, of Landlord, It shall be the sole responsibility of Tenant to confirm that the plans are accurate, correct and adequate, and meets all required and necessary governmental permits and approvals. The installation and. use of the Roof Improvements by Tenant shall not negatively impact other Building tenants’ rights of quiet enjoyment or interfere with the delivery of any services (including telecommunications services) to or from such other tenants’ demised premises. If such installation and/or use of the Roof Improvements by Tenant so interferes with any other tenant in the Building, Landlord reserves the right- to require Tenant to relocate the Roof Improvements, to another, part of the Building, change the frequency of the antenna or remove the same’ from the Roof Space., all of which, shall be at Tenant’s sole cost and/expense; Tenant shall not install more than, one (1) antenna:in the Roof Space. No additional Rent shall be due in connection with Tenant’s installation and use of the Roof Improvements; provided that Tenant’s use of the Roof Improvements is for Tenant’s sole and exclusive use and not for use by any third party. Tenant shall be solely responsible for the cost of and shall be responsible for obtaining any required governmental approvals (including but not limited to change in zoning, if necessary) for the Roof Improvements and installation, use and maintenance thereof. Tenant shall keep the Roof Improvements in good order and repair. In addition, Tenant shall be responsible for maintaining, repairing, insuring, removing and providing utility service to the Roof Improvements. The failure of Tenant to obtain any necessary approvals, licenses or permits to use and/or install any Roof Improvements shall not entitle Tenant to any Rent reduction or enable Tenant to terminate this Lease; the installation of the Roof Improvements is at Tenant’s sole risk, expense and cost. In connection with Tenant’s installation of the Roof Improvements, Tenant shall not penetrate the roof or roof membrane or make any structural modifications to the Building; any such penetration or structural modifications shall be performed by Landlord at Tenant’s cost, as determined by Landlord in its sole discretion. Except for Landlord’s negligence or willful misconduct, Tenant agrees to indemnify and hold Landlord harmless from and against any costs, damages or expenses related to Tenant’s installation, use, repair, maintenance or removal of the Roof Improvements including any adverse impact to or voiding of any of Landlord’s roof warranties. Tenant shall add the Roof Space to any and all of Tenant’s insurance policies that are required under the Lease. Upon completion of any Roof Improvements, Tenant shall provide Landlord with as-built plans and operating manuals for the same. Upon the expiration of the Term of the Lease or the early termination thereof, Tenant shall remove the Roof Improvements and repair any applicable portions of the Roof Space to the condition existing prior to the installation thereof. If Tenant fails to timely remove the Roof Improvements at the expiration of the Lease Term or any early termination thereof, Landlord shall have the right, but not the obligation to remove the same, restore any damage caused thereby, and charge Tenant, as additional Rent hereunder, the reasonable cost of the removal and the restoration plus a fifteen percent (15%) administrative fee. This shall be personal to Tenant and may not be transferred or assigned to any party whatsoever. The provisions of this Paragraph shall survive the termination or early expiration of the Lease.

2.                                      Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

3.                                      Prohibited Persons and Transactions. Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto. Tenant shall defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorneys’ fees and costs) incurred by Landlord arising from or related to any breach of the foregoing representation and warranty. These indemnity obligations shall survive the expiration or earlier termination of this Lease.

4.                                      Limitation on Recourse. Tenant specifically agrees to look solely to Landlord’s interest in the Building for the recovery of any judgments from Landlord. It is agreed that Landlord (and its agents, shareholders, venturers, and partners, and their shareholders, venturers, and partners and all of their officers, directors, and employees) will not be personally liable for any such judgments.

5.                                      Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that to the best of Tenant’s knowledge it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof and to the best of Tenant’s knowledge, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

6.                                      Water or Mold Notification. To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Building. Tenant shall promptly notify Landlord thereof in writing.

7.                                      Definitions. Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

8.                                      Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the State in which the Premises are located.

9.                                      Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Executed as of the date first written above.

LANDLORD:	800 NTCC, LLC,
a Delaware limited liability company

		By:	North Troy Corporate Park, LLC
A Delaware limited liability company
Its: Sole Member

		By:	Friedman North Troy Corporate Park LLC
		Its:	Administrative Member

		By:	/s/ David B. Friedman
David B. Friedman
Its: Manager

TENANT:	QUICKEN LOANS INC.,
a Michigan corporation

	By:	/s/ Angelo V. Vitale
Name: Angelo V. Vitale
Its: Executive Vice President & General Counsel

EXHIBIT A

PLANS

September 27, 2018

Quicken Loans

1050 Woodward Ave

Detroit, Ml 48226

Kurt Krause / Dan LoCicero

RE: Data Center Roof Top GPS

Quote Number: 183213

Data Center GPS	$	[***]
Scope of Work:	$	[***]

•                  Install (1) LMR-400FR Indoor/Outdoor Cable (Customer Provided)

•                  Install (2) HT-GK400 Grounding Kits

•                  Provide and Install (l)Non- Penetrating Rooftop Sled

•                  Provide and install (1)10’ 2” Mast

•                  Provide (1) Small Sleeve through existing route to gain roof access.

•                  Install Customer Provided GPS Unit.

•                  Normal business hours

Scope-Install (1) LMR400from the new side of the Data Center through the existing conduit riser. GSI will use existing pathways. One small penetration will be made and sealed to gain access to the roof. GSI will ground the cable at both ends. Provide (1) roof top sled.

Labor- [***]

Materials -[***]

•                  Grounding Kit

•                  Non Penetrating Roof top sled

•                  Rubber mat

•                  Cinder blocks

•                  2” Mast

•                  J Hook Supports

•                  All associated hardware.

•                  Labels

Josh Harmon - Project Manager

Office: (248) 585-5585

Cell: (248) 866-0853

www.securiandnetworks.com